EXHIBIT 10.1

January 25, 2015

Debt Resolve, Inc.

1133 Westchester Ave., Suite S-223

White Plains, New York 10604

Gentlemen:

This letter agreement sets forth the terms and conditions under which Messrs. Gary Martin, James Brakke, Raymond Conta and Stanley Freimuth (“Lenders”), agree to provide a $400,000.00 working capital line of credit to Debt Resolve, Inc., a Delaware corporation ("Debt Resolve").

1. Line of Credit.

(a) Subject to the terms and conditions hereof and the Non-Negotiable Promissory Note of even date herewith made by Debt Resolve in favor of Lenders (the "Note"), the form of which is attached hereto as Exhibit A, Lenders agree from time to time to make loans (each, a "Loan") to Debt Resolve up to a maximum aggregate amount of $400,000. Debt Resolve shall use the proceeds of each Loan for its working capital needs, including to support the operations of Debt Resolve’s joint-venture subsidiary, Progress Advocates LLC. Interest on the outstanding principal amount of the Note shall be at a rate of five and a quarter percent (5.25%) per annum, as more fully set forth in the Note.

(b) By written request to Lenders, accompanied by a description of the use(s) of such loan proceeds, Debt Resolve may from time to time request that Lenders make a Loan in the amount specified therein and Lenders will make such Loan. Subject to Lenders' review and approval of the written request, Lenders shall disburse the amount of the Loan requested by wire transfer in immediately available funds to an account or accounts designated in writing by Debt Resolve, or by check if mutually agreed, within two (2) business days following Debt Resolve's written request. Each such request for a Loan shall constitute Debt Resolve's representation and warranty to Lenders that no Event of Default (as such term is defined in the Note) exists at such time, or would occur after giving effect to any such Loan.

(c) Except as otherwise provided in Section 2 below, by not less than thirty (30) days’ written notice to Debt Resolve, Lenders may demand that payment of the entire principal balance then outstanding of the Note, together with accrued interest, be made on any date after the date hereof, and Debt Resolve will pay the entire amount thereof in cash on such date. The Note may, at the option of Debt Resolve, be prepaid at any time in whole or in part, without premium or penalty.

1

2. Monthly Payments. During the term of the Note, Debt Resolve will assume the responsibility of transferring to Lenders’ account at Putnam County Savings Bank the amounts necessary to meet the minimal monthly principal and interest payments required by the Bank on the loan that the Lenders have obtained using their own good credit in order to provide Debt Resolve with the working capital required for its ongoing operations. Notwithstanding the foregoing, Debt Resolve’s total commitment, whether to the Lenders or to the Bank is limited to $400,000 plus interest.

3. Change in Control. A Change in Control (as defined below) during the term of the Note shall be considered an Event of Default, in which case Debt Resolve shall be required, unless waived by Lenders in whole or in part, to pay the entire principal balance then outstanding of the Note, together with accrued interest, on or within ten (10) days following the Change in Control. A "Change in Control" shall be deemed to have occurred when (a) a third person, including a "group," as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, other than Lenders or its affiliates, becomes (other than as a result of a purchase from Debt Resolve) the beneficial owner of shares of Debt Resolve having 50% or more of the total number of votes that may be cast for the election of directors of Debt Resolve and such beneficial owner continues for five consecutive days, or (b) as a result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election or any combination of the foregoing transactions, the persons who were directors of Debt Resolve before such transaction shall cease for any reason to constitute at least a majority of the Board of Directors of Debt Resolve or any successor.

4. Representations. Each of the parties hereto represents severally and as to itself only that this letter agreement has been duly authorized, executed and delivered by it and, assuming the due authorization, execution and delivery of this letter agreement by the other party hereto, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforceability (x) may be limited by bankruptcy, insolvency or other similar laws affecting or relating to the enforcement of creditors' rights generally and (y) is subject to general principles of equity (whether such enforceability is considered in a proceeding in equity or at law).

5. Notices. All notices, requests and demands to or upon Debt Resolve or Lenders to be effective shall be in writing and shall be deemed to have been duly given or made when delivered by hand, or when sent by certified mail, postage prepaid, addressed as follows or to such other address as may hereafter be notified by the respective parties hereto:

Debt Resolve:	Debt Resolve Inc. 1133 Westchester Avenue, Suite S-223, White Plains, New York 10604 Attn: Mr. William Mooney, Chairman

Lenders:	Debt Resolve Inc 1133 Westchester Avenue, Suite S-223 White Plains, New York 10604 Attn: Stanley Freimuth

6. Miscellaneous. This letter agreement and the Note represent the entire agreement and understanding between Lenders and Debt Resolve with respect to the subject matter hereof. This letter agreement and the Note may not be amended except by an instrument in writing executed by Lenders and Debt Resolve. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its choice of law rules. This letter agreement may be executed in counterparts.

2

If the foregoing correctly sets forth our agreement, please acknowledge your acceptance of the terms of this letter agreement by signing and returning a copy of this letter agreement and the Note to the undersigned.

Very truly yours,

By:	/s/ Gary Martin
Gary Martin

By:	/s/ James Brakke
James Brakke

By:	/s/ Raymond Conta
Raymond Conta

By:	/s/ Stanley Freimuth
Stanley Freimuth

Agreed and Acceptedthis January 25, 2015

DEBT RESOLVE INC.

By:	/s/ William Mooney
William Mooney,
Chairman of the Board

3

EXHIBIT A

NON-NEGOTIABLE PROMISSORY NOTE

Dated: January 25, 2015

FOR VALUE RECEIVED, the undersigned, DEBT RESOLVE, INC., a Delaware corporation ("Debt Resolve"), promises to pay to Gary Martin, James Brakke, Raymond Conta and Stanley Freimuth ("Lenders"), at the offices of Debt Resolve, or at such commercial bank within the United States of America as Lenders may designate to Debt Resolve from time to time, in lawful money of the United States of America and in immediately available funds, the outstanding amount of all loans made by Lenders to Debt Resolve from time to time in accordance with the provisions hereof. Debt Resolve further agrees to pay interest in like money at such office or commercial bank on the unpaid aggregate principal amount hereof at a rate equal to five and a quarter percent (5.25%) per annum.

1. Principal and interest shall be due and payable in the manner set forth below:

(a) Debt Resolve will assume the responsibility of transferring to Lenders’ account at Putnam County Savings Bank the amounts necessary to meet the minimal monthly principal and interest payments required by the Bank on the loan that the Lenders have obtained using their own good credit in order to provide Debt Resolve with the working capital required for its ongoing operations.

(b) By not less than thirty (30) days’ written notice to Debt Resolve, Lenders may demand that payment of the entire principal balance then outstanding of this Note, together with accrued interest, be made on any date after the date hereof, and Debt Resolve will pay the entire amount thereof in cash on such date.

(d) All payments (including prepayments) made hereunder shall be applied first to the payment of accrued and unpaid interest, with the balance remaining applied to the payment of the unpaid principal balance of this Note.

(e) This Note may, at the option of Debt Resolve, be prepaid at any time in whole or in part, without premium or penalty.

2. Debt Resolve is borrowing the principal sum of this Note pursuant to the Letter Agreement, the terms of which are incorporated herein by reference and supersede the terms of this Note in the event of any conflict. This Note shall be non-negotiable.

3. [Section Intentionally Omitted.]

4

4. Lenders are authorized to record the date and amount of each loan made by it and the date and amount of each payment, prepayment or reduction of the principal amount hereof on the schedule annexed hereto and made a part hereof, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded.

5. Notwithstanding any provision to the contrary contained in this Note, it is expressly agreed that the entire principal amount outstanding at any time under this Note, and all accrued and unpaid interest, shall immediately become due and payable (without demand for payment, notice of non-payment, presentment, notice of dishonor, protest, notice of protest or any other notice, all of which are hereby expressly waived by Debt Resolve):

(a) upon the default in the payment of any interest or principal due under this Note, which default continues uncured for a period of ten (10) days;

(b) if Debt Resolve shall make an assignment for the benefit of creditors; or shall admit in writing its inability to pay its debts; or if a receiver or trustee shall be appointed for Debt Resolve or for substantially all of its assets and, if appointed without its consent, such appointment is not discharged or stayed within thirty (30) days; or if proceedings under any law relating to bankruptcy, insolvency or the reorganization or relief of debtors are instituted by or against the Debt Resolve and, if contested by it, are not dismissed or stayed within thirty (30) days; or if any writ of attachment or execution or any similar process is issued or levied against Debt Resolve or any significant part of its property and is not released, stayed, bonded or vacated within thirty (30) days after its issue or levy; or if Debt Resolve takes corporate action in furtherance of any of the foregoing;

(c) [Section Intentionally Omitted]

(d) after a Change in Control, as provided, and as such term is defined, in the Letter Agreement (each, an "Event of Default"); or

(e) any event of default which results in the acceleration of indebtedness of Debt Resolve to any other person under any note, indenture, agreement or undertaking and that is not cured within thirty (30) days.

5. All notices, requests and demands to or upon Debt Resolve or Lenders to be effective shall be in writing and shall be deemed to have been duly given or made when delivered by hand, or when sent by certified mail, postage prepaid, addressed as follows or to such other address as may hereafter be notified by the respective parties hereto:

Debt Resolve:	Debt Resolve, Inc. 1133 Westchester Avenue, Suite S-223 White Plains, New York 10604 Attn: Mr. William MooneyChairman of the Board

Lenders:	Debt Resolve, Inc. 1133 Westchester Avenue, Suite S-223 White Plains, New York 10604 Attn: Mr. Stanley Freimuth

5

6. No failure or delay on the part of Lenders in exercising any of its rights, powers or privileges hereunder shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. Debt Resolve hereby waives demand for payment, notice of non-payment, presentment, notice of dishonor, protest, notice of protest or any other notice in connection with the delivery, acceptance, performance or enforcement of this Note.

7. In case any one or more Events of Default shall occur and be continuing, Lenders may proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding. Debt Resolve shall pay all reasonable costs of collection when incurred, including reasonable attorneys' fees.

8. This Note shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its choice of law rules.

IN WITNESS WHEREOF, Debt Resolve has executed this Non-Negotiable Promissory Note as of the date first above written.

DEBT RESOLVE INC.

By:	/s/ William Mooney
William Mooney
Chairman of the Board

6

 GRID PROMISSORY NOTE SCHEDULE

Date	Amount of Loan	Amount of Principal Paid or Prepaid	Unpaid Principal Amount ofNote	Available Line of Credit	Notation Made By

7